Exhibit 10.21

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OF

BR-NPT SPRINGING ENTITY, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

BR-NPT SPRINGING ENTITY, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of BR-NPT Springing Entity, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of April 30, 2013 (the “Effective Date”), by and among BR-North Park Towers, LLC, a Delaware limited liability company (“BR Manager” or “Manager”), and the persons whose names are set forth on Schedule A of this Agreement (the “Common Members”).

RECITALS:

WHEREAS, the Company was formed on April 10, 2013 in connection with the potential contribution to the Company of the Property by BR-North Park Towers, DST, a Delaware statutory trust (the “DST” or the “Trust”) pursuant to that certain trust agreement of the DST (the “Trust Agreement”);

WHEREAS, in connection with the dissolution of the Trust and pursuant to the terms of the Trust Agreement, the Common Members, with BR Manager, are parties to an Operating Agreement of the Company, the form of which was attached to the Trust Agreement and approved by the Common Members in connection with their initial investment in the DST (the “Original LLC Agreement”);

WHEREAS, under the Original LLC Agreement, BR Manager is the manager of the Company, and the Common Members, formerly beneficial owners of all of the beneficial interests of the Trust prior to consummation of a Voluntary Conversion (as defined in Section 9.02 of the Trust Agreement) through which the Trust will contribute the Property to the Company, will collectively own all of the membership interests in the Company prior to entering into this Agreement which will serve to amend the Original LLC Agreement;

WHEREAS, simultaneous with the Voluntary Conversion and execution of this Agreement, that certain mortgage loan in the original principal amount of $15,000,000 secured by the Property (the “Previous Loan”), borrowed by the Trust from Bank of America, NA and its successors and assigns (the “Previous Lender”), is being repaid with the proceeds of a mortgage loan in the principal amount of $10,000,000.00 (together with any loan that refinances such loan, the “Mortgage Loan”) from KeyBank National Association (together with its successors and assigns thereof, and any lender under any loan that refinances the Mortgage Loan, the “Mortgage Lender”);

WHEREAS, the Common Members have agreed, pursuant to a certain Proposed Action Notice dated April 11, 2013 (the “Action Notice”), to (a) amend the Original LLC Agreement as provided herein, (b) approve the Mortgage Loan, and (c) contribute additional capital (the “New Capital”) or, in the absence of such contribution by any such Common Member, to adjust their Common Percentage Interest in the Company as described in the Action Notice.

WHEREAS, the Master Lease between the Trust and BR-North Park Towers Leaseco, LLC (the “Master Tenant”) previously expired (the “Master Lease Termination”), and (b) in connection with the Master Lease Termination, the Trust assumed, by operation of law, all of the Master Tenant’s right, title and interest in and to all real, personal and intangible property rights appurtenant to the Property and the liabilities of the Master Tenant.

WHEREAS, the Company intends to engage Bluerock Property Management, LLC, a Michigan limited liability company (“BRPM”), to act as property manager for the Property pursuant to a new property management agreement (the “Property Management Agreement”);

WHEREAS, pursuant to the Action Notice (a) the Common Members have adopted and agreed to the terms of, and are hereby bound by, the terms of, this Agreement, and (b) the respective Common Percentage Interests held by the Common Members have been adjusted, as reflected in Schedule A, based on such Common Members’ election to participate or not participate, as applicable, in the capital call with respect to the New Capital;

WHEREAS, the Manager and the Members now wish to provide for, among other things, (i)   the allocation of Profits, Losses, credits and distribution of cash flow and other proceeds of the Company among the Members, (ii) the respective rights, obligations and interests of the Members to each other and to the Company, (iii) the adjustment of the Common Members’ respective Common Percentage Interest if and to the extent required by the Action Notice based on the Common Members’ election to contribute or not contribute, as applicable, its share of the New Capital and including admitting new Common Members as applicable; (iv) the engagement of BRPM as property manager for the Property, and (v) the amendment and restatement of the Original LLC Agreement in its entirety, all as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties agree to amend and restate the Original LLC Agreement in its entirety as of the Effective Date as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.     Definitions. (a)  As used herein, the following terms have the following meanings:

“Action Notice” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any specified Person any other Person owning beneficially, directly or indirectly, any ownership interest in such specified Person or directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

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“Agreement” has the meaning set forth in the Preamble hereto.

“Annual Budget” means the operating budget, including all planned capital expenditures, for the Property prepared by the Company for the applicable Fiscal Year or other period.

“Award” means any compensation paid by any governmental authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its Property, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its Property, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Delaware Act.

“Bluerock” means Bluerock Real Estate, L.L.C., a Delaware limited liability company.

“BRPM” has the meaning set forth in the Recitals.

“Business Day” means a day which is not a Saturday, Sunday or legal holiday on which commercial banking institutions in New York, New York are authorized to close.

“Capital Account” means an account maintained for each Member to which shall be credited the amount of money and fair market value of any property (net of any liabilities to which such property is subject) contributed to the Company by such Member and any Net Profit allocated to such Member pursuant to Article 5, and to which shall be debited the amount of money and fair market value of any property (net of any liabilities to which such property is subject) distributed by the Company to such Member and any Net Loss allocated to such Member pursuant to Article 5. Such Capital Account shall be maintained solely for purposes of determining the allocations of Net Profit and Net Loss under Article 5 for income tax purposes and shall not have any effect on the Members’ rights to distributions from the Company.

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“Capital Contribution” shall mean the gross amount invested in the Company by a Member, whether in cash, property or services.

“Casualty” means any damage or destruction, in whole or in part, by fire or other casualty of all or any part of the Property.

“Closing Date” means the Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Disposition Effort” has the meaning set forth in Section 10.03(b).

“Common Member” means a Member who is a holder of Common Units, acting in its capacity as such.

“Common Percentage Interest” means, with respect to any Common Member at any time, the percentage derived by dividing (i) the aggregate number of Common Units held by such Common Member as of such time by (ii) the aggregate number of Common Units held by all Common Members as of such time.

“Common Units” has the meaning set forth in Section 3.01.

“Company” has the meaning set forth in the Preamble hereto.

“Condemnation” means a temporary or permanent taking by any governmental authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” means the proceeds arising out of any Condemnation action, whether paid in connection with a final ruling, a deed in lieu or any other related proceeding, net of any costs of collection.

“Control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Covered Persons” has the meaning set forth in Section 11.01(a).

“Covered Sale” has the meaning set forth in Section 4.03(b).

“Creditors’ Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

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“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. Code Section 18-101, et seq.

“DST” and the “Trust” have the meaning set forth in the Recitals hereto.

“Effective Date” has the meaning set forth in the Preamble hereto.

“Fiscal Year” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Guarantor” or “Guarantors” means, individually or collectively, as the context may require, Bluerock Special Opportunity + Income Fund II, LLC and Bluerock Special Opportunity + Income Fund III, LLC.

“Guaranty” or “Guarantees” means, individually or collectively, as the context may require, the Guaranty Agreement and Environmental and Hazardous Substances Indemnity Agreement and the other documents executed by Guarantors in connection with the Mortgage Loan Documents.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (vi) all Indebtedness of others guaranteed by such Person.

“Insurance Proceeds” means any proceeds payable with respect to any insurance policies affecting the Property in connection with any Casualty, net of any expenses of collection.

“Interest” means, with respect to any Member, such Member’s limited liability company interest in the Company.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (other than restrictions under applicable securities laws).

“Manager” has the meaning set forth in Section 7.01(a).

“Master Lease” means the previously effective master lease agreement between the DST, as landlord, and BR-North Park Towers Leaseco, LLC, as master tenant, relating to the Property, together with all amendments, supplements and modifications thereto, which Master Lease has previously expired and is no longer effective.

“Master Lease Termination” has the meaning set forth in the Recitals.

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“Master Tenant” has the meaning set forth in the Recitals.

“Material Action” means (a) to file any bankruptcy, insolvency, or reorganization case or proceeding, (b) to institute proceedings to have the Company be adjudicated bankrupt or insolvent, (c) to institute proceedings under any applicable insolvency law to have the Company be adjudicated bankrupt or insolvent, (d) to seek any relief under any law relating to relief from debts or the protection of debtors generally, (e) to consent to the filing or institution of bankruptcy, reorganization or insolvency proceedings against the Company, (f) to file a petition seeking, or consent to, bankruptcy, insolvency, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency, (g) to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Company or a substantial part of its property, (h) to make any assignment for the benefit of creditors of the Company, (i) to admit in writing the Company’s inability to pay its debts generally as they become due or (j) to take action in furtherance of any of the foregoing.

“Material Adverse Effect” means any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the use, operation, or value of the Property, (iii) the business, profits, operations or financial condition of the Company, or (iv) the ability of the Company to satisfy any of the Company’s obligations under this Agreement.

“Member” means any Person that holds a limited liability company interest in the Company and is admitted as a member of the Company pursuant to the provisions of this Agreement and the Delaware Act.

“Mortgage Debt” means the outstanding portion of the principal amount set forth in, and evidenced by, the Mortgage Loan Documents together with all interest accrued and unpaid thereon and all other sums due to Mortgage Lender in respect of the Mortgage Loan.

“Mortgage Lender” has the meaning set forth in the Recitals hereto.

“Mortgage Loan” means (a) the loan in the original principal amount of Ten Million Dollars ($10,000,000.00), made by KeyBank National Association to the Company and (b) any loan that refinances such loan.

“Mortgage Loan Default” means an “Event of Default” under the Mortgage Loan Documents subject to all applicable notice, grace and cure periods related thereto, but regardless of whether or not such Event of Default is or may have been waived by Mortgage Lender.

“Mortgage Loan Documents” means all documents or instruments evidencing, securing or guaranteeing any portion of the Mortgage Debt, including, without limitation, any loan agreement, note, mortgage, pledge, security agreement, control agreement, deposit agreement or other written agreement or document evidencing or securing the Mortgage Debt.

“Net Profit” or “Net Loss” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

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(i)          any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss; and

(ii)         the computation of Net Profit or Net Loss shall include any expenditures of the Company described in Code Section 705(b)(2)(B) or treated as Code Section 705(b)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profit or Net Loss shall be subtracted to such taxable income or loss.

The Tax Matters Partner shall make further adjustments as the Tax Matters Partner shall deem necessary in its reasonable discretion.

“Net Sales Proceeds” means the proceeds from the sale of the Property after deducting therefrom all expenses incurred in connection with the sale, including any applicable commissions or sales fees.

“New Capital” has the meaning set forth in the Recitals.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Original LLC Agreement” means the Operating Agreement of the Company by and among the Common Members and BR-North Park Towers, LLC, the form of which was attached to the Trust Agreement and approved by the Common Members in connection with their initial investment in the DST.

“Permitted Transfer” has the meaning set forth in Section 10.01(a).

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

“Previous Loan” has the meaning set forth in the Recitals hereto.

“Previous Lender” has the meaning set forth in the Recitals hereto.

“Prohibited Person” means any Person:

(a)          listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

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(b)          that is owned or controlled by, or acting for or on behalf of, any Person that is listed on the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)          with whom any Member is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)          who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)          that is named as a “specially designated national and blocked person” on the most current OFAC List or other replacement official publication of such list; or

(f)          who is an Affiliate of a Person listed above.

“Property” means the apartment condominium project consisting of two 19 story apartment buildings, including 328 residential condominium units (some of which have been combined into single units), three commercial condominium units and ten retail/commercial rental spaces which total approximately 468,670 rentable square feet (of which approximately 454,777 are residential) situated on an approximately 8.8 acre site located at 16500 North Park Drive, Southfield, Michigan, the Improvements thereon and all personal property owned by the Company, together with all rights pertaining to such property and Improvements, as more particularly described in the Mortgage Loan Documents.

“Property Manager” means (a) as of the Closing Date, BRPM (provided, that the Property Manager may sub-contract some or all of its management responsibilities under the Property Management Agreement subject to any requirements of the Mortgage Loan Documents), or (b) if the context requires, such successor Property Manager who is managing the Property.

“Property Management Agreement” means (a) that certain Property Management Agreement to be entered into by and between the Company and the Property Manager, pursuant to which the Property Manager is to provide management and other services with respect to the Property, and (b) any replacement management agreement entered into by and between the Company and a successor Property Manager.

“Regulations” means the Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are in effect from time to time. References to specific provisions of the Regulations include references to corresponding provisions of successor regulations.

“Schedule A” means Schedule A to this Agreement, as amended from time to time in accordance with the terms of this Agreement. The Manager shall amend Schedule A to reflect (i) any increase in the capital contribution made by the Members, (ii) admission of New Members and (iii) any permitted Transfers of Units, in each case in accordance with the terms of this Agreement and shall deliver copies of such revised Schedule A to all Members. The initial Schedule A to be attached hereto shall reflect any adjustments to the Common Percentage Interests required under the Action Notice with respect to the Common Members’ election to contribute or not contribute, as applicable, the New Capital.

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“Special Purpose Provisions” has the meaning set forth in Section 7.05(b).

“Subsidiary” with respect to any Person, means any other Person of which (i) such first-mentioned Person, or its Subsidiary, is the general partner or manager or (ii) such first-mentioned Person (either directly or through or together with another Subsidiary of such first-mentioned Person) owns more than 50% of the voting stock (or its equivalent) or value.

“Tax Matters Partner” has the meaning set forth in Section 8.03(a).

“Third Party” means any Person who is not an Affiliate of any Member or of the Manager.

“Transfer” means any direct or indirect, voluntary or involuntary, sale, transfer, exchange, pledge, hypothecation, encumbrance, assignment or other disposition, by operation of law or otherwise, by any Member to any Person of all or any portion of such Member’s Units (or any interest therein) and “Transfer”, used as a verb, has a corresponding meaning.

“Trust Agreement” has the meaning set forth in the Recitals.

“Trigger Event” has the meaning set forth in Section 10.02(a).

“UCC” means the Uniform Commercial Code in effect in the state of Delaware from time to time.

“Units” means units representing the limited liability company interests of the Company, denominated as Common Units and Preferred Units.

“Winding Up Event” has the meaning set forth in Section 12.02.

(b)          The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

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ARTICLE 2

GENERAL PROVISIONS

Section 2.01.      Name. The name of the Company is “BR-NPT Springing Entity, LLC”.

Section 2.02.    Filing Of Certificates. Christopher Vohs, as an “authorized person” within the meaning of the Delaware Act, has executed, delivered and filed the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware. Upon the filing of such Certificate, his powers as an “authorized person” ceased and the Manager became the designated “authorized person” within the meaning of the Delaware Act. The Manager shall execute, deliver and file, or cause the execution, delivery and filing of, all other certificates required or permitted by the Delaware Act to be filed in the Office of the Secretary of State of the State of Delaware and any other certificates, notices or documents required or permitted by law for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

Section 2.03.    Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act. Notwithstanding the foregoing, so long as the Mortgage Loan and/or any other loan secured by the Property are outstanding, the Company shall not engage in any business other than owning, financing, managing, maintaining, operating, improving, developing, leasing, refinancing and selling the Property and the other assets of the Company subject to the terms and conditions of this Agreement.

Section 2.04.    Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Delaware Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by a Member.

Section 2.05.     Principal Business Office. The principal business office of the Company shall be at 712 Fifth Avenue, 9th Floor, New York, New York 10019, or at such other location as may hereafter be determined by the Manager.

Section 2.06.    Limited Liability. Except as required by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

Section 2.07.    Title To Company Property. All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

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Section 2.08.     No Right Of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

ARTICLE 3

UNITS; CAPITAL CONTRIBUTIONS

Section 3.01.     Units. As of the Effective Date: (a)

(i) in conjunction with the dissolution of the Trust, the Manager shall cause the Company to issue a total of one hundred (100) Common Units to the Common Members that were owners of beneficial interests in the DST immediately prior to the Effective Date, such issuance to be allocated proportionally to each of them in amounts equivalent to their prior percentage ownership interests in the DST. For purposes of the Capital Accounts of such Common Members, those Common Units shall be ascribed a value of $2,555.56 per Common Unit; and

(ii) in conjunction with the Manager’s call for additional Capital Contributions from Common Members under the terms and conditions set forth in the Action Notice, the Manager shall cause the Company to issue an additional nine hundred (900) Common Units, in exchange for receipt by the Company of consideration equal to $2,555.56 per Common Unit.

(b)          After completion of the transactions described in subsection (a) above, the Company shall have issued a total of one thousand (1,000) Common Units and, including the effect of issuance of all such Common Units, including issuances to and admission of new or additional Common Members as provided in the Action Notice, the number of Common Units held by each Common Member are set forth opposite each Common Member’s name on Schedule A. The Common Units reflected on Schedule A shall represent 100% of Common Units outstanding as of the Effective Date.

Section 3.02.         Common Member Interest. In addition to the matters addressed in Section 3.01 above, the Common Members may from time to time make additional capital contributions to the Company for use for any purposes set forth in this Agreement if and only if such capital contributions are requested in writing by the Manager; provided that such capital contributions represent consideration for the issuance of Common Units. The Common Members may participate on a pro rata basis in proportion to each Common Member’s Common Units. The Common Members are not required to comply with such request. The Manager shall amend Schedule A to reflect such additional Common Units set forth opposite the Common Member’s name and any change in the Common Percentage Interest of each Common Member and shall deliver a copy of such revised Schedule A to all Members.

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ARTICLE 4

[INTENTIONALLY OMITTED]

ARTICLE 5

ALLOCATIONS

Section 5.01.     Net Profit. Subject to Section 5.03, Net Profit for any fiscal year or other period shall be allocated as of the last day of such fiscal year or other period in the following order and priority:

(a)       First, if Net Loss has been allocated pursuant to Section 5.02(b) in respect of any prior fiscal years or other periods, Net Profit shall be allocated to the Preferred Members in a manner that will reverse, on a cumulative basis, the effect of such prior Net Loss allocations to such Members.

(b)      Second, if Net Loss has been allocated pursuant to Section 5.02(a) in respect of any prior fiscal years or other periods, Net Profit shall be allocated to the Common Members in a manner that will reverse, on a cumulative basis, the effect of such prior Net Loss allocations to such Members.

(c)       Third, any remaining Net Profit shall be allocated to the Common Members in accordance with their respective Common Percentage Interests.

Section 5.02.     Net Loss.

(a)      First, subject to Section 5.03, Net Loss shall be allocated to the Common Members in accordance with, and to the extent of, their respective positive Capital Account balances.

(b)      Second, any remaining Net Loss shall be allocated to the Common Members in accordance with their respective Common Percentage Interests.

Section 5.03.     [INTENTIONALLY OMITTED]

Section 5.04.    Tax Allocations. (a)  Except as otherwise required by the Code or the Regulations, all items of Company income, gain, loss, expense, deduction and any other items shall be allocated among the Members for federal income tax purposes in the same proportions as they share the corresponding items pursuant to this Article 5.

(b)      Any elections or other decisions relating to allocations pursuant to this Section 5.04 shall be made by the Tax Matters Partner, in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of book income, gain, loss, expense, deduction, other items, or distributions pursuant to any provision of this Agreement.

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ARTICLE 6

DISTRIBUTIONS

Section 6.01.     Distributions. (a)   Distributions on the Common Units may be paid by the Company, in the amounts and on the terms that the Manager shall determine, out of funds legally available for any such distribution.

(b)      Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member on account of its Interest if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

Section 6.02.     Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates (pursuant to the Code or any provision of United States federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the Company. If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment or distribution from the Company as of the time such withholding or other tax is required to be paid. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions that such Member would have received for such period but for such withholding, the Manager shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer. Any withholdings by the Company referred to in this Section 6.02 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Manager shall have received an opinion of counsel or other evidence, satisfactory to the Manager, to the effect that a lower rate is applicable, or that no withholding is applicable. Any and all payments under this Section 6.02 shall be treated as a distribution for purposes of this Agreement.

Section 6.03.     Dissolution. Upon dissolution and winding up of the Company, the Company shall make distributions in accordance with Section 12.04.

ARTICLE 7

MANAGEMENT OF COMPANY

Section 7.01.     Management.

(a)       Manager. The Company shall have one manager (the “Manager”) within the meaning of the Delaware Act. Until replaced as provided herein, the Manager shall hold office until a successor is elected and qualified or until its resignation or, subject to Section 7.01(e), removal. Subject to Section 7.05, the business, property and affairs of the Company shall be managed solely by or under the direction of the Manager, as and to the extent set forth in this Section 7.01. The initial Manager is BR-North Park Towers, LLC, a Delaware limited liability company. The Manager is a “manager” within the meaning of Section 18-101(10) of the Delaware Act.

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(b)      Powers. The Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.03. The Manager has the authority to bind the Company.

(c)      Meetings of the Company. The Company may hold meetings, both regular and special, within or outside the State of Delaware. Meetings of the Company may be called by the Manager or any Member on not less than five (5) Business Days’ notice to the Company. Any action required or permitted to be taken at any meeting of the Company may be taken without a meeting if the Manager and the Members constituting a majority of the outstanding Units, consent to that action in writing, and the writing or writings are filed with the minutes of proceedings of the Company.

(d)      Electronic Communications. The Company may hold meetings by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and participation in a meeting in this fashion shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(e)      Removal of Manager. The Manager may be removed at any time by Common Members holding at least seventy-five percent (75%) of the outstanding Common Units, but only for the Manager’s fraud or gross negligence with respect to the Property, and any vacancy caused by any such removal may be filled only by Common Members holding a majority of the outstanding Common Units; provided, however, that so long as any obligation under the Mortgage Loan remains outstanding and not discharged in full, consent of the Mortgage Lender shall also be required for removal of a Manager and appointment of a successor Manager..

(f)       Manager as Agent. To the extent of its powers set forth in this Agreement, the Manager is an agent of the Company for the purpose of the Company’s business, and any actions of the Manager that are taken in accordance with the provisions set forth in this Agreement shall bind the Company.

Section 7.02.     [INTENTIONALLY OMITTED].

Section 7.03.    Officers. The Manager may, from time to time as it deems advisable, select natural persons who are employees or agents of Bluerock or its Affiliates or of the Company and designate them as officers of the Company and assign titles to any such person. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 7.03 may be revoked at any time by the Manager. Any officer of the Company may be removed with or without cause by the Manager.

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Section 7.04.     Lack of Authority. No Member in its capacity as such has the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditures on behalf of the Company, unless such specific authority has been expressly granted to such Member by the Manager.

Section 7.05.     Limitations on the Company’s Activities. (a)  This Section 7.05 is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose entity”.

(b)      Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, neither the Manager nor the Company shall amend, alter or change any of Sections 2.03, 2.04, 2.08 and 3.04, Article 4, Section 7.01(a), (e) and (f), Section 7.02, this Section 7.05, Section 9.01, Article 10, Section 11.01, Sections 12.01, 12.02, 12.03, 12.04, 13.02, and 13.06 (the “Special Purpose Provisions”), without the written consent of the Mortgage Lender. Subject to this Section 7.05 and Section 7.02, the Manager reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 13.02. In the event of any conflict between any of the Special Purpose Provisions and any other provision of this or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions shall control.

(c)       Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, any Common Member, the Manager, any officer or any other Person, neither the Company nor the Common Members nor the Manager nor any other Person shall be authorized or empowered, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Manager and the Mortgage Lender, take any Material Action. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, prior to taking any Material Action, the Members and the Manager shall, to the fullest extent permitted by law, including Section 18-1101(c) of the Delaware Act, take into account the interest of the Company’s creditors, as well as those of the Company.

(d)      The Manager shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Manager shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company.

(e)      The Manager also shall cause the Company to and the Company shall comply with all the requirements set forth in Section 9.01 hereof.

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ARTICLE 8

TAX AND ACCOUNTING MATTERS;

BOOKS AND RECORDS

Section 8.01.     Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall begin on January 1 (except for the first Fiscal Year, which began on the Effective Date) and end on December 31 of each year.

Section 8.02.     Partnership for Tax Purposes. Unless otherwise required by applicable law, the Members hereby agree that the Company shall be treated as a partnership for tax purposes under U.S. federal, state and local income tax laws or other laws, and further agree not to take any position or any action or to make any election, in a tax return or otherwise, inconsistent herewith.

Section 8.03.     Tax Matters. (a)  The tax matters partner (the “Tax Matters Partner”) for purposes of Section 6231 of the Code shall be the Manager.

(b)      All necessary tax information (including all tax returns of the Company, together with any schedules or other information which each Member may require) shall be delivered to each Member as promptly as is practicable after the end of each Fiscal Year of the Company.

(c)       All elections by the Company for income and franchise tax purposes and all determinations for tax purposes regarding the fair market value of any Company assets, book basis, depreciation or amortization and all other matters relating to all tax returns (including amended returns) filed by the Company, including tax audits and related matters and controversies, shall be made and conducted by the Tax Matters Partner. The Tax Matters Partner shall, at the expense of the Company, cause to be prepared and filed all tax returns (including amended returns) required to be filed by the Company. The Tax Matters Partner shall provide notice to the Members of any audit or other administrative proceeding being conducted by a taxing authority.

Section 8.04.     Books and Records. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business.

Section 8.05.    Annual Budgets. For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, the Company shall prepare and deliver to the Members an annual budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year (each such annual budget, an “Annual Budget”).

ARTICLE 9

CERTAIN COVENANTS

Section 9.01.     Single Purpose Entity. So long as any Mortgage Loan is outstanding and except for any transaction contemplated in this Agreement and permitted by the Mortgage Loan Documents, the Manager shall not cause the Company to, and the Company shall not:

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(a)      engage in any business or activity other than the ownership and management of the Property and business activities incidental thereto, and entering into this Agreement and the Mortgage Loan Documents, and activities incidental thereto;

(b)      acquire or own any material assets other than the Property;

(c)       merge into or consolidate with any Person or, to the fullest extent permitted by applicable law, dissolve, terminate or, to the fullest extent permitted by applicable law, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, change its legal structure, or engage in any other business activity;

(d)      (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or (ii) amend, modify, terminate or fail to comply with the Special Purpose Provisions of this Agreement, and/or of the Company’s certificate of formation, or similar organizational documents, as the case may be (except as required by applicable law);

(e)       own any other Subsidiary or make any investment in, any other Person without the prior written consent of the Mortgage Lender or the Preferred Members, which consent shall not be unreasonably denied, withheld, conditioned or delayed;

(f)       other than as may be permitted or required by the Mortgage Loan Documents, commingle its assets with the assets of any of its members, managing members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person, or fail to use its own separate stationery, invoices and checks;

(g)      incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Mortgage Debt; and (ii) trade payables incurred in the ordinary course of its business, provided that such trade payable Indebtedness (A) is not evidenced by a note, (B) is paid within sixty (60) days of the date an invoice is submitted for payment thereof or such earlier date required for payment pursuant to such invoice (unless such invoice is being contested in good faith and in a commercially reasonable manner, in which case such sum shall be paid promptly upon a determination that such sum is due) and (C) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances;

(h)      to the extent of then available Property revenues, fail, at any time (i) to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and (ii) to remain solvent and to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

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(i)       (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, managing members, general partners, principals and Affiliates of the Company, the Affiliates of a member, managing member, general partner or principal of the Company and any other Person; (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person; or (iii) include the assets or liabilities of any other Person on its financial statements, provided, however, the Company’s assets may be included in a consolidated financial statement of its Affiliates provided that appropriate notations shall be made on such consolidated financial statement to indicate the separateness of the Company and its Affiliates and to indicate that none of any such Affiliate’s assets and credit are available to satisfy the debts and other obligations of the Company;

(j)       other than the Property Management Agreement, enter into any contract or agreement with any member, managing member, general partner, principal or Affiliate of the Company, or any member, managing member, general partner, principal or Affiliate thereof, except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with Third Parties other than any member, managing member, general partner, principal or Affiliate of the Company, or any member, managing member, general partner, principal or Affiliate thereof;

(k)       fail to refrain, to the fullest extent permitted by applicable law, from seeking the dissolution or winding up in whole, or in part, of the Company;

(l)        fail to correct any known misunderstandings regarding the separate identity of the Company or any member, managing member, general partner, principal or Affiliate thereof or any other Person;

(m)     guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person;

(n)      make any loans or advances to any Third Party, including any member, managing member, general partner, principal or Affiliate of the Company or any member, managing member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, managing member, general partner, principal or Affiliate of the Company or any member, managing member, general partner, or Affiliate thereof;

(o)      fail to file its own tax returns or be included on the tax returns of any other Person except as required or permitted by applicable law;

(p)      fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of the Company and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Company is responsible for the Indebtedness of any Third Party (including any member, managing member, general partner, principal or Affiliate of the Company or any member, managing member, general partner, principal or Affiliate thereof);

(q)      fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

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(r)       share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, managing member, member or Affiliate of the Company, (ii) any Affiliate of a general partner, principal, managing member or member of the Company, or (iii) any other Person;

(s)      pledge its assets for the benefit of any other Person;

(t)       fail to maintain a sufficient number of employees in light of its contemplated business operations taking into account the services to be provided by the Manager pursuant to this Agreement;

(u)      fail to hold its assets in its own name;

(v)      except with respect to any Guaranty provided under the Mortgage Loan Documents, have any of its obligations guaranteed by an Affiliate; and

(w)     identify, at any time, its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself, and shall not identify itself, as a division of any other Person.

ARTICLE 10

TRANSFERS

Section 10.01.  Transfers. (a)  Subject to compliance with the terms and conditions of this Agreement (including, without limitation, Sections 4.02 and 4.03(b)) and the provisions of the Mortgage Loan Documents, any Common Member may freely Transfer any or all of its Common Units, so long as such Transfer is not to a Prohibited Person (each, a “Permitted Transfer”).

(b)      [INTENTIONALLY OMITTED]

(c)       Any Transfer of all or any portion of the Units which is not made in compliance with the provisions of this Agreement shall, to the fullest extent permitted by law, be void, and the Company shall not recognize any such Transfer. Notwithstanding anything else contained herein, no Transfer shall be made except in compliance with all applicable laws, including the Securities Act of 1933, as amended. No transferee shall be admitted to the Company as a Member unless the Transfer was permitted under this Agreement.

(d)      If (i) Units are Transferred in accordance with the terms of this Agreement and (ii) the transferee is to be admitted to the Company as a Member, the following shall apply:

(A)     the transferee shall execute and deliver to the Company such instruments (including a counterpart of this Agreement), in form and substance reasonably satisfactory to the Manager, as the Manager shall reasonably deem necessary or desirable to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement (as it may be amended in connection with the admission of such transferee as a Member);

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(B)      upon execution of such instruments, the transferee shall be admitted to the Company as a Member of the Company;

(C)      immediately following the admission of the transferee to the Company as a Member of the Company, any Member who has thereby transferred all of its Units shall cease to be a Member of the Company;

(D)     the transferee, as a Member of the Company, and any other Members are hereby authorized to, and shall, continue the business of the Company without dissolution; and

(E)      any transferee who is admitted to the Company as a Member shall succeed to the rights and powers, and be subject to the restrictions and liabilities, of the transferor Member to the extent of the Interest transferred.

(e)      If a party ceases to own any Units in accordance with the terms of this Agreement, its rights and obligations hereunder shall terminate except as provided in Section 11.01(b) or as otherwise expressly provided herein to survive such cessation of ownership.

(f)       Notwithstanding anything to the contrary herein, no Member may Transfer any Units if such Transfer would result in the Company having more than 99 Members. Any Transfer of Units that would have the result prescribed in the preceding sentence shall be void, and the Company shall not recognize any such Transfer.

ARTICLE 11

EXCULPATION AND INDEMNIFICATION

Section 11.01.   Exculpation and Indemnification. (a)  No Member, Manager or Tax Matters Partner, or any officer of the Company or any of their respective Affiliates or any of their respective shareholders, partners, members, employees, representatives or agents (collectively, “Covered Persons”) shall be liable to the Company or any other Covered Person for monetary damages for any breach of fiduciary duty relating to the Company to the fullest extent permitted by the laws of the State of Delaware.

(b)      Each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such Person is or was a Covered Person shall be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the State of Delaware. The right to indemnification conferred in this Section 11.01 shall also include the right to be advanced by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the laws of the State of Delaware; provided, that any Covered Person shall promptly repay all such advances to the Company if it shall be ultimately determined by a court of competent jurisdiction that such Covered Person was not entitled to be indemnified by the Company in connection with such proceeding; and provided, further, that until such time as all of the obligations under the Mortgage Loan Documents have been satisfied in full, no indemnity payment to any Covered Person (except to the Preferred Member) from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Article 11 shall be payable from amounts allocable to any other Person pursuant to this Agreement and the Mortgage Loan Documents. The right to indemnification conferred in this Section 11.01 shall be a contract right.

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(c)       The Company may, by action of the Manager, provide indemnification to such other officers, employees and agents of the Company or of any Covered Person or other persons who are or were serving at the request of the Company as a director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Manager shall determine to be appropriate.

(d)      The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Covered Person or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such entity or individual against such liability under the laws of the State of Delaware.

(e)      [INTENTIONALLY OMITTED]

(f)       The rights and authority conferred in this Section 11.01 shall not be exclusive of any other right which any Person may otherwise have or hereafter acquire.

(g)      Neither the amendment of this Section 11.01, nor to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Section 11.01 in respect of any acts or omissions occurring prior to such amendment or modification.

Section 11.02.  Waiver of Corporate Opportunity. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company, and no Member, Manager, Tax Matters Partner or Affiliate of a Member, Manager or Tax Matters Partner shall have any obligation to refrain from (i) engaging in similar activities or lines of business as the Company or developing or marketing any products or services that compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest publicly or privately in, serving as a director or officer of or developing a business relationship with, any Person engaged in similar activities or lines of business as, or otherwise in competition with, the Company, (iii) doing business with any client or customer of the Company or (iv) employing or otherwise engaging a former officer or employee of the Company; and neither the Company nor any Member, Manager or Tax Matters Partner (or Affiliate of such Member, Manager or Tax Matters Partner) shall have any right by virtue of this Agreement in or to, or to be offered any opportunity to participate or invest in, any venture engaged or to be engaged in by the other Members, the Manager, the Tax Matters Partner or any Affiliate of the other Members, the Manager or the Tax Matters Partner, or any right by virtue of this Agreement in or to any income or profits derived therefrom.

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ARTICLE 12

TERMINATION, DISSOLUTION

AND LIQUIDATION

Section 12.01. Term. The term of the Company shall continue until it is dissolved, wound up and terminated pursuant to this Article 12. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 12.02.  Winding Up Events. (a)  The Company shall dissolve and commence winding up upon the first to occur of any of the following events (each a “Winding Up Event”):

(i)        the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Delaware Act;

(ii)       subject to Section 7.02, the written election of the Manager to dissolve, wind up and liquidate the Company; or

(iii)      the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act.

(b)          Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company or the Member in the Company.

(c)          Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

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Section 12.03.  Winding Up. Upon the occurrence of a Winding Up Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying or making reasonable provision for the satisfaction of the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the assets or property or the proceeds from the sale thereof have been distributed pursuant to this Article 12 and the Company has terminated by the filing of a Certificate of Cancellation of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Manager shall be responsible for overseeing the winding up and dissolution of the Company. The Manager shall take full account of the Company’s assets and liabilities, and the Company’s affairs shall be wound up in an orderly manner. To the extent that the Manager determines that any or all of the assets of the Company shall be sold, such assets shall be sold as promptly as possible, but in a business-like manner so as not to involve undue sacrifice. Notwithstanding the foregoing, in the event of the winding up or dissolution of the Company as a result of a Trigger Event, the Preferred Members shall be entitled to appoint a Third Party to act as an independent liquidating trustee pursuant to the Delaware Act with responsibility for overseeing the winding up and dissolution of the Company.

Section 12.04.  Distribution Upon Dissolution of the Company. The Company’s assets or the proceeds from the sale thereof pursuant to this Article 12 to the extent sufficient therefor shall be applied and distributed to the maximum extent permitted by law, in the following order:

(a)        first, to the satisfaction (whether by payment or by the making of reasonable provision for payment) of all of the Company’s debts and liabilities to Third Party creditors; and

(b)      second, the balance, if any, to the Common Members in accordance with their respective Common Interest Percentages.

Section 12.05.   Rights of Members; Resignation.

(a)       Except as otherwise provided in this Agreement or in any agreement referred to in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company.

(b)      No Member shall resign from the Company prior to the dissolution and winding up of the Company in accordance with this Agreement except as a consequence of a permitted Transfer of all of such Member’s Interest.

ARTICLE 13

MISCELLANEOUS

Section 13.01.  Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including facsimile or similar writing) and shall be given, in the case of any Member, to the address of such Member as set forth in the books and records of the Company, and

if to the Company or the Manager, to:	c/o Bluerock Real Estate, LLC 712 Fifth Avenue, 9th Floor New York, NY 10019 Attention: Jordan Ruddy and Michael Konig Facsimile: (212) 278-4220

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with a copy to:	Hirschler Fleischer Edgeworth Building 2100 East Cary Street Richmond, Virginia 23223 Attention: S. Edward Flanagan, Esq. Facsimile: (804) 644-0957

if to either Preferred Member, to:	c/o Bluerock Real Estate, LLC 712 Fifth Avenue, 9th Floor New York, NY 10019 Attention: Jordan Ruddy and Michael Konig Facsimile: (212) 278-4220

with a copy to:	Hirschler Fleischer Edgeworth Building 2100 East Cary Street Richmond, Virginia 23223 Attention: S. Edward Flanagan, Esq. Facsimile: (804) 644-0957

or, in each case, to such other address or facsimile number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.   Amendments; No Waivers. (a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and agreed to, (i) in the case of an amendment, by Common Members holding a majority of the outstanding Common Units or (ii) in the case of a waiver, by the party or parties against whom the waiver is to be effective; provided that this Agreement shall, without any further action required, be deemed amended from time to time to reflect admission of a new Member and the withdrawal or resignation of a Member, in each case that is made in accordance with the provisions hereof.

(b)      Except as expressly set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.   Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 13.04.  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement is for the sole benefit of the parties hereto and, except as provided in Article 11, nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto, any legal or equitable rights hereunder.

Section 13.05.   Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

Section 13.06.  Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 13.07.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties.

Section 13.08.  Severability. In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, but the Agreement shall be reformed and construed as if such provision or part of a provision held to be invalid, illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 13.09.   Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 13.10.  Entire Agreement. This Agreement, including the exhibits and schedules hereto and thereto, constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all other prior agreements or undertakings with respect thereto, both written and oral. The parties acknowledge and agree that no representations, warranties, instruments, promises, understandings or conditions have been made or relied upon by the parties or any of their Affiliates in connection with the transactions contemplated hereby except as set forth herein or therein.

Section 13.11.  Venue and Waiver of Jury Trial. The Company and each Member agree that any dispute among or between them concerning the Company or this Agreement will be litigated in the state or federal courts sitting in the City of New York, State of New York. The Company and each Member irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company and each Member irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. To the fullest extent permitted by applicable law, in any such suit, action or proceeding, the Company and each Member irrevocably and unconditionally waive any right it may have to a trial by jury.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have entered into this Amended and Restated Limited Liability Company Agreement or have caused this Amended and Restated Limited Liability Company Agreement to be duly executed by their respective authorized officers, in each case as of the day and year first above written.

BR-NORTH PARK TOWERS LLC,
as Manager

By:	/s/ Jordan Ruddy
Name: Jordan Ruddy
Title: Authorized Signatory

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Schedule A

Membership Interests

2,350,000.0000
900.00
100.00

Schedule A

Members	No. of Units
Ralph N. Schmidt, Jr. Trust	0.9009
Linda Bergsnev	1.0811
Benjamin H. Aiken and Susan B. Aiken Living Trusts	1.4486
James R. Mathwig and Donna S. Mathwig	1.2252
Vasco Four Twenty-Seven River, LLC	0.3604
Cool Properties LLC, a California LLC	13.9430
Martin Dent and Karen F. Finell	1.8018
Barbara Hopewell	0.9009
The Royle Family Trust ,Stagg Fiduciary Trustee	0.3604
Gene 5520 Connecticut, LLC	0.9009
William D. Boyd and Robin M. Boyd	10.2340
The Gary and Catherine White Trust	9.0089
Thomas P. Patterson and Judith T. Patterson	1.1892
Peter Paul Mattingly and Jerome A. Serszen	8.0242
Nolan T. Higa and Kimberlee K. Higa	12.6132
Kelly D. Brandt and Annie E. Brandt	7.2068
Weldon Lee and Barbara Ann Daines 1986 Trust	9.7302
Warden Family Trust	10.6039
Dennis D Law Trust	4.5045
The Lyman Family Revocable Trust	4.5045
Richard A. Saenz	4.7932
Frank J. Scolaro Jr.	0.6234
Albert Bianchi	0.3820
Michael Schindel	0.3928
StoneVest Limited Partnership	15.0000
David L. Kuchenthal and Janet J. Olson Revocable Living Trust	6.3060
Couverley Trust TIC Investment Partnership	1.3116
The Irish Partnership	10.0000
Katherine L. Bishop and Denise Karas	10.0000
Martin Perlmutter and Mary Bowles	5.7651
Henry and Sophia Sander	9.0102
Lester W Heuser	1.0811
Richard and Mary Wall	1.0000
The H&N Winter 2003 Family Trust	0.6306
Mary Katherine Fry, Trustee, The Fry Living Trust	1.8025
Rodney A. Maurice Irr. Trust	7.2068
Domenick and Alice Marinaro	1.9623
Xenia, LLC	0.7748
Wayne and Lynne Armstrong	0.1809
Margaret Chappell	0.0904
Pearl Rachlin	0.0904
Jeffrey C. West	0.0904
Jerald Tuchband IRA	1.8085
Robert Milstein Profit Sharing Plan	0.1085
Marc and Emma Sclafani	0.1809
Georg Olav Andersen and Annabelle Leigh Andersen Joint Revocable Trust	0.4689
Margaret Kramer	1.8124
Witman Family Trust	0.3624
The Lois S. Bolick Living Trust dtd 2/15/99	0.1802
Charles Shanks	0.2716
Garold L. Fleming	0.2170
Richard and Gwen Kerr	0.0904
Gary or Patricia Dwyer	0.1447
Twylia I. Warlick	0.4775
Mendlow Towers LLC	1.8909
Four B Towers LLC	6.4185
Four B Towers II LLC	1.4717
Four B Towers III LLC	1.2114
5 Harrison Towers LLC	5.8579
Currier Towers LLC	4.3487
Schleifer Towers LLC	3.2296
Duane Towers LLC	0.6969
Duane Towers II LLC	1.9623
Duane Towers III LLC	1.9623
Ruddy Towers LLC	1.5334
Ruddy Towers II LLC	0.3040
Ruddy Towers III LLC	1.9623
River Towers II LLC	0.4667
River Towers III LLC	0.3040
Kamfar Towers LLC	20.8855
BR North Park Towers, LLC	6.1380
	245.80
NPT Investors, LLC	754.20
	1,000.0000